Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
TROVAGENE, INC.
Trovagene, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.    Pursuant to Section 242 of the DGCL, this Certificate of Amendment to Amended and Restated Certificate of Incorporation (this “Amendment”) amends certain provisions of the Certificate of Incorporation of the Company, as currently in effect (the “Certificate”).
2.     This Amendment has been approved and duly adopted by the Company’s Board of Directors in accordance with the provisions of Sections 242 of the DGCL, and the provisions of the Certificate.
3.    This Amendment shall become effective at 12:01 am EDT on May 7, 2020.
4.     The Certificate is hereby amended by deleting Article I and replacing it with the following:
“ARTICLE I
The name of the Corporation is Cardiff Oncology, Inc. (the “Corporation”).”
* * * * *
IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation as of April 30, 2020

___/s/ Thomas H. Adams__________ Name: Thomas H. Adams Title: CEO

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